Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4110	January 29, 2014
No. 1384

Coherent, Inc. Reports First Fiscal Quarter Results and
Announces Record Excimer Laser Annealing Orders Received in January 2014

SANTA CLARA, CA, January 29, 2014 -- Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its first fiscal quarter ended December 28, 2013.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	Dec. 28, 2013	Sept. 28, 2013	Dec. 29, 2012
GAAP Results
(in millions except per share data)
Bookings	$201.5	$200.3	$176.0
Net sales	$193.6	$213.1	$183.2
Net income	$11.7	$20.5	$14.2
Diluted EPS	$0.47	$0.83	$0.58

Non-GAAP Results
(in millions except per share data)
Net income	$17.1	$25.6	$18.6
Diluted EPS	$0.68	$1.03	$0.77

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended December 28, 2013, Coherent announced net sales of $193.6 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $11.7 million, or $0.47 per diluted share. These results compare to net sales of $183.2 million and net income of $14.2 million, or $0.58 per diluted share, for the first quarter of fiscal 2013.

Non-GAAP net income for the first quarter of fiscal 2014 was $17.1 million, or $0.68 per diluted share. Non-GAAP net income for the first quarter of fiscal 2013 was $18.6 million, or $0.77 per diluted share. Beginning in the second quarter of fiscal 2013, the company revised its presentation of non-GAAP net income and non-GAAP diluted EPS for all periods

Exhibit 99.1

presented to exclude the effect of intangibles amortization and inventory step up costs. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of this release.

Net sales for the fourth quarter of fiscal 2013 were $213.1 million and net income, on a GAAP basis, was $20.5 million, or $0.83 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2013 was $25.6 million, or $1.03 per diluted share.

Bookings received during the first fiscal quarter ended December 28, 2013 of $201.5 million increased 14.5% from $176.0 million in the same prior year period and increased by 0.6% compared to bookings of $200.3 million in the immediately preceding quarter. The book-to-bill ratio was 1.04, and ending backlog expected to ship in the next 12 months was $285.9 million at December 28, 2013, compared to a backlog of $285.8 million at September 28, 2013 and a backlog of $348.1 million at December 29, 2012.

"Despite first quarter sales and income that were below our expectations due in large part to unexpected softness in the advanced packaging market, recent bookings suggest the long-term outlook remains positive.   First quarter orders in components and instrumentation were very strong for clinical applications in bioinstrumentation and cataract and LASIK in ophthalmology.  Scientific bookings improved as did U.S. market sentiment as funding was restored following the Ryan-Murray budget deal.   In the materials processing market, demand for high power fiber and carbon dioxide lasers helped set a new first quarter bookings record, “said John Ambroseo, Coherent’s President and CEO.  “In the beginning of our second quarter, Coherent received record orders of $101.4 million for FPD annealing lasers.  The orders included a number of Vyper™/Linebeam 750 laser systems as well as several units of a higher-performance system derived from our Linebeam 1300 product.  These advanced systems have an average selling price of $20 million and first deliveries will occur in fiscal 2015.  The overall strength of the commercial business should allow us to expand our gross margin and sustain solid cash generation," Ambroseo concluded.

Coherent ended the quarter with cash, cash equivalents and short term investments of $273.7 million, an increase of $23.6 million from cash, cash equivalents and short term investments of $250.1 million at September 28, 2013.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company's website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites. A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Exhibit 99.1

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Dec. 28, 2013	Sept. 28, 2013	Dec. 29, 2012

Net Sales	$193,556	$213,141	$183,202
Cost of sales(A)(B)(C)	116,010	128,100	105,567
Gross profit	77,546	85,041	77,635
Operating expenses:
Research & development(A)(B)	20,937	21,556	19,301
Selling, general & administrative(A)(B)	39,891	36,437	36,982
Intangibles amortization(C)	934	988	854
Total operating expenses	61,762	58,981	57,137
Income from operations	15,784	26,060	20,498
Other income (expense), net(B)	(220)	(308)	(1,437)
Income before income taxes	15,564	25,752	19,061
Provision for income taxes	3,861	5,237	4,908
Net income	$11,703	$20,515	$14,153

Net income per share:
Basic	$0.48	$0.84	$0.60
Diluted	$0.47	$0.83	$0.58

Shares used in computations:
Basic	24,542	24,385	23,770
Diluted	24,915	24,836	24,222

(A)	Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense	Three Months Ended
	Dec. 28, 2013	Sept. 28, 2013	Dec. 29, 2012
Cost of sales	$538	$546	$435
Research & development	522	454	476
Selling, general & administrative	3,808	3,615	4,083
Impact on income from operations	$4,868	$4,615	$4,994

For the quarters ended December 28, 2013, September 28, 2013 and December 29, 2012, the impact on net income, net of tax was $3,529 ($0.14 per diluted share), $3,146 ($0.13 per diluted share) and $3,511 ($0.14 per diluted share), respectively.

Exhibit 99.1

(B)
Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net. Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)	Three Months Ended
	Dec. 28, 2013	Sept. 28, 2013	Dec. 29, 2012
Cost of sales	$68	$3	$14
Research & development	296	3	62
Selling, general & administrative	1,823	(22)	426
Impact on income from operations	$2,187	$(16)	$502

For the quarters ended December 28, 2013, September 28, 2013 and December 29, 2012, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,877, expense of $163 and income of $294, respectively.

(C)
For the quarters ended December 28, 2013, September 28, 2013 and December 29, 2012, the impact of amortization of intangibles expense was $2,445 ($1,823 net of tax ($0.07 per diluted share)), $2,454 ($1,912 net of tax ($0.08 per diluted share)) and $1,181 ($867 net of tax ($0.04 per diluted share)).

Summarized balance sheet information is as follows (unaudited, in thousands):

	Dec. 28, 2013	Sept. 28, 2013
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$273,677	$250,110
Accounts receivable, net	115,680	136,759
Inventories	170,958	168,067
Prepaid expenses and other assets	73,061	74,290
Total current assets	633,376	629,226
Property and equipment, net	114,405	114,333
Other assets	224,239	222,919
Total assets	$972,020	$966,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$—	$2
Accounts payable	30,689	36,565
Other current liabilities	100,612	109,261
Total current liabilities	131,301	145,828
Other long-term liabilities	65,211	62,132
Total stockholders’ equity	775,508	758,518
Total liabilities and stockholders’ equity	$972,020	$966,478

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

Exhibit 99.1

	Three Months Ended
	Dec. 28, 2013	Sept. 28, 2013	Dec. 29, 2012
GAAP net income	$11,703	$20,515	$14,153
Stock-related compensation expense	3,529	3,146	3,511
Intangibles amortization	1,823	1,912	867
Inventory step-up	—	—	64
Non-GAAP net income	$17,055	$25,573	$18,595

Non-GAAP net income per diluted share	$0.68	$1.03	$0.77

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the Company’s long-term outlook, the timing for deliveries of the Company’s products and the Company’s ability to expand gross margin and sustain cash generation. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, growth in demand for our products, growth in demand for the Company's ELA products, the worldwide demand for flat panel displays, the demand for and use of short-pulse lasers in commercial applications, our successful implementation of our customer design wins,  our and our customers’ exposure to risks associated with worldwide economic conditions, the mix and pricing of our products, our ability to control expenses, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued timely availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, worldwide government economic policies and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4110. For more information about Coherent, visit the Company's Web site at http://www.coherent.com/ for product and financial updates.
5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California 95056–0980 . Telephone (408) 764-4000